                                                                  Exhibit (d)(1)

                               KIRKLAND & ELLIS
               Partnerships Including Professional Corporations

                                Citicorp Center
                             153 East 53rd Street
                         New York, New York 10022-4675

To Call Writer Direct:         212 446-4800                   Facsimile:
     212 446-4800                                           212 446-4900

                                October 21, 1998


Alpharma Inc.
One Executive Drive
Fort Lee, NJ 07024

          Re:  Issuer's Tender Offer Statement
               -------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Alpharma Inc. (the "Company") in
                                                          -------
connection with its offer to exchange any and all of the outstanding warrants to purchase shares of Class A common stock, $.20 par value per share (the "Shares"), of the Company for a number of newly issued Shares determined
 ------
pursuant to an exchange formula (collectively, the "Tender Offer").
                                                    ------------

          You have requested our opinion as to certain United States federal income tax consequences of the Tender Offer. In preparing our opinion, we have reviewed and relied upon the Company's Issuer Tender Offer Statement, dated as of October 21, 1998 (the "Statement") to be filed with the Securities and
                          ---------
Exchange Commission, certain representations by the Company, and such other documents as we deemed necessary.

          On the basis of the foregoing, it is our opinion that the statements under the heading "Certain Federal Income Tax Consequences" in the Statement are correct.

          The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures,
              ---
and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Tender Offer except as expressly set forth above.



   Chicago         London          Los Angeles             Washington, D.C.

                               KIRKLAND & ELLIS


Alpharma Inc.
October 21, 1998
Page 2


          We hereby consent to the filing of this opinion as Exhibit (d)(1) to the Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Kirkland & Ellis

                                              Kirkland & Ellis